Exhibit 99.1

PRESS RELEASE

For Immediate Release

Date:	February 25, 2010
Contact:	Ron Martin/Chris Courtney/Rick McCarty
Phone:	(209) 848-BANK (2265)
Toll Free (866) 844-7500
www.ovcb.com

OAK VALLEY BANCORP AND OAK VALLEY COMMUNITY BANK MOURN THE DEATH OF DIRECTOR

OAKDALE, CA – It is with great sorrow that Oak Valley Bancorp (NASDAQ: OVLY), the bank holding company for Oak Valley Community Bank and Eastern Sierra Community Bank, announces the death of Mr. Arne Knudsen. Knudsen passed away February, 21, 2010 after a valiant struggle against cancer. Knudsen has served on the Bank’s Board of Directors since 1991.  He was also one of the original founders and played an instrumental role in gathering support and capital from other founding shareholders.

“Arne was a steady voice, consistent in principle, who committed to the Bank selflessly,” stated Ron Martin, CEO.  “He was a long-time advocate of the Bank who played an integral role in our development and growth through the years.  He was a true gentleman and will be dearly missed,” Martin concluded.

Knudsen was born in Denmark and moved to the United States with his family at the age of 9 years.  He became a US citizen and later served in the Army Reserves. In 1960, he moved to Oakdale and started Knudsen Nursery, Inc., a wholesale nursery operation in nearby Valley Home. He was an active member of the California Association of Nurserymen until his retirement. He is survived by his wife Birgitta.